Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of June 30, 2026, MacKenzie Realty Capital, Inc. (“we,” “our,” “us” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock with a par value of $0.0001 per share (“Common Stock”).

The following description is based on relevant portions of the Maryland General Corporation Law (the “MGCL”) and on our Articles of Amendment and Restatement, as amended and supplemented (the “Charter”), and our Third Amended and Restated Bylaws (the “Bylaws”). This summary is not necessarily complete, and we refer you to the MGCL and our Charter and Bylaws, copies of which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized capital stock consists of 100,000,000 shares, par value $0.0001 per share, of which 80,000,000 are classified as common stock and 20,000,000 are classified as preferred stock. Our Board of Directors has classified and designated 2,000,000 shares of Series A Preferred Stock, 2,000,000 shares of Series B Preferred Stock and 2,000,000 shares of Series C Preferred Stock. Only our common stock is registered under Section 12 of the Exchange Act. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations. As of September 23, 2026, we had the following authorized and outstanding number of shares of common stock and preferred stock:

(1)	(2)	(3)	(4)
Title of Class	Shares	Shares Held	Shares
	Authorized	by Us or for	Outstanding
		Our Account	Exclusive of
			Amounts
			Shown Under Column (3)
Common stock	80,000,000	-	☐
Preferred Stock	20,000,000	-	☐ Series A ☐ Series B ☐ Series C

Under our Charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval, provided that the aggregate number of shares of all classes does not exceed the total number of authorized shares. As permitted by the MGCL, our Charter provides that the Board of Directors, without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify or reclassify any unissued shares to set or change the preferences, conversion or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption for each class or series. Under our Charter, stockholders are not required to contribute additional capital.

In General. Our Charter authorizes us to issue up to 100,000,000 shares of capital stock, of which 80,000,000 are classified as common stock, $0.0001 par value per share. All shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, cumulative, preemptive, conversion or exchange rights. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Market. Our common stock currently trades on the Nasdaq Capital Market under the trading symbol “MKZR.”

Liquidation Rights. Subject to the restrictions on ownership and transfer of stock set forth in our Charter and except as may otherwise be specified in our Charter, all shares of our common stock have equal rights as to liquidation, dissolution or winding up. The holders of common stock are entitled to share ratably in the aggregate assets of the Company available for distribution after we pay all debts and other liabilities. The rights of holders of common stock upon liquidation, dissolution or winding up are subject to the terms of any series of preferred stock.

Conversion, Preemptive, and Redemption Rights; Sinking Fund Provisions. All shares of our common stock do not have any preference, cumulative, preemptive, conversion or exchange rights.

Voting Rights. Subject to the restrictions on ownership and transfer of stock set forth in our Charter and except as may otherwise be specified in our Charter, all holders of our common stock are entitled to one vote per share on all matters upon which stockholders are entitled to vote, including elections of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power. Our Charter generally provides for approval of charter amendments and other extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Under the MGCL, amendments to our Charter and other extraordinary transactions must first be declared advisable by our Board. Therefore, except with respect to the election or removal of our directors, prior to a stockholder vote, our Board must first adopt a resolution that the proposed action is advisable and directing the matter to be submitted to the stockholders. Our Charter and Bylaws also provide that the Board of Directors has the exclusive power and authority to adopt, implement and from time alter, amend or repeal the Bylaws of the Company.

Under our Bylaws, directors are elected by a plurality of the votes cast at a meeting of stockholders, assuming the presence of a quorum. There is no cumulative voting in the election of directors.

Our Charter provides that the number of directors may be increased or decreased by the Board from time to time pursuant to our Bylaws, but shall never be less than the minimum number required by the MGCL nor more than fifteen. Any vacancy may be filled in the manner provided in the Bylaws. Under the Bylaws, any vacancy on the Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if such a majority is less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire Board. Any individual so elected as director shall serve until the next annual meeting of stockholders and until such director’s successor is duly elected and qualifies. Except as may otherwise be provided in the terms of any preferred shares issued by the Company, directors are elected annually.

Restrictions on Transfer; Change of Control. All holders of common stock are subject to the ownership limitations and transfer restrictions set forth in our Charter, designed to protect the Company’s status as a REIT. See “Certain Provisions of the MGCL and Our Charter and Bylaws – Restrictions on Ownership and Transfer” below for additional details. The ownership limitations generally prohibit ownership of more than 9.8% of the aggregate of the outstanding shares of common stock by any single stockholder, either beneficially or constructively, and ownership of more than 9.8% in value of the aggregate of our outstanding shares of capital stock (defined to include all classes or series of stock, including both common and preferred). The ownership limitations could delay, defer or prevent a change in control of us that might involve a premium price for holders of our common stock, or might otherwise be in the best interest of our stockholders.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Charter obligates us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of ours and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Charter also permits us, with the approval of the Board of Directors, to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either, case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance or reimburse reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (y) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (z) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Certain Provisions of the MGCL and Our Charter and Bylaws

The MGCL and our Charter and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year and shares must be beneficially owned by 100 or more persons at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). In addition, certain percentages of our gross income must be from particular activities.

In order to assist our Board of Directors in preserving our status as a REIT by complying with the ownership concentration limits described above, among other purposes, our Charter generally prohibits any person (subject to certain exceptions described below) from beneficially or constructively owning more than:
•	9.8% of our common stock by value or by number of shares, whichever is more restrictive (the “Common Stock Ownership Limit”); or

•
9.8% in value of the aggregate of our outstanding shares of capital stock (defined to include all classes or series of stock, including both common and preferred) (the “Aggregate Stock Ownership Limit”).

Our Charter also prohibits any person from:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT; and

•	making any transfer of shares of our capital stock that, if effective, would result in our being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us (or, in the case of a proposed or attempted transaction, to provide us with at least 15 days prior written notice) and, in either case, to provide us with such other information as we may request in order to determine the effect of such transfers or ownership on our status as a REIT.

Our Board of Directors may, upon receipt of certain representations and agreements and in its sole discretion, prospectively or retroactively, waive the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit and may establish or increase a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT.

As a condition of granting a waiver of the ownership limit or creating an excepted holder limit, our Board of Directors may, but is not required to, require an opinion of counsel or ruling of the IRS satisfactory to our Board as it may deem necessary or advisable to determine or ensure our status as a REIT and may impose such other conditions or restrictions as it deems appropriate.

In connection with granting a waiver of the ownership limits or creating or modifying an excepted holder limit, or at any other time, our Board may increase or decrease the applicable ownership limit unless, after giving effect to any increased or decreased ownership limit, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in value of the shares of our stock then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not be effective as to any person whose percentage of ownership of our stock is in excess of the decreased ownership limit until the person’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be subject to the decreased ownership limit.

In the event of any attempted transfer of our shares of capital stock which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the transfer or ownership limitations described above (including any applicable excepted holder limit) or result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT under the Code, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person (referred to in our Charter as a “Prohibited Owner”) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer, subject to the following:

•
if a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares; and

•
any transfer that results in the violation of the restriction relating to our shares of capital stock being beneficially owned by fewer than 100 persons will be void ab initio, and the intended transferee shall acquire no rights in such shares.

Shares held in the charitable trust will continue to constitute issued and outstanding shares of our capital stock. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of capital stock held in the charitable trust. The trustee of the charitable trust will be appointed by us and must be unaffiliated with us or any Prohibited Owner and will have all voting rights and rights to dividends or other distributions with respect to shares of capital stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of capital stock have been transferred to the trustee are required by our Charter to be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee is required to be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority, subject to us not having already taken irreversible corporate action on the basis of any such vote, to:

•	rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the trust; and

•	recast such vote; provided, however, that if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary. The Prohibited Owner will receive the lesser of:

•
the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a Prohibited Owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and
•
to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that the Prohibited Owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and
•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such deemed offer until the trustee has sold the shares of capital stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificated shares of our capital stock will bear a legend referring to the restrictions described above.  Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating such person’s name and address, the number of shares of each class and series of our capital stock beneficially owned by such owner and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each stockholder will upon demand be required to provide us with such information as we may request, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock, or might otherwise be in the best interest of our stockholders. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer on our best interest to attempt to qualify, or continue to qualify, as a REIT, or that compliance with such restrictions is no longer necessary in order for us to qualify as a REIT.